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                                                                    EXHIBIT 99.1


CONTACT:                                                   FOR IMMEDIATE RELEASE
Kathleen Stafford (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 845-6204

Carolyn Baumgartner (media)
Weisscom Partners, Inc.
(415) 362-5018



     INTRABIOTICS REPORTS THIRD QUARTER 2004 FINANCIAL AND OPERATING RESULTS


PALO ALTO, CA, NOVEMBER 10, 2004 - IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI) today reported financial and operating results for the third quarter and nine months ended September 30, 2004.

IntraBiotics reported a net loss applicable to common stockholders of $4.0 million for the third quarter of 2004, or $0.46 per basic and diluted share. Research and development expenditures totaled $2.1 million, due primarily to the winding-down of the discontinued clinical trial of iseganan for the prevention of VAP. General and administrative expenses totaled $1.1 million, and a restructuring charge of $0.8 million was recorded for involuntary employee termination benefits, the termination of operating leases and the write-off of leasehold improvements.

In June 2004, we discontinued our clinical trial of iseganan for the prevention of VAP following a recommendation of the independent data monitoring committee. We have since terminated our iseganan development program, and are now evaluating our strategic options, including mergers, acquisitions, in-licensing opportunities, and liquidation of the Company.

On September 30, 2004, the Company had a total of $53.3 million in cash, cash equivalents, restricted cash and short-term investments. Current liabilities totaled $2.0 million. The Company has no long-term debt or other long-term obligations. Based upon currently projected expenses for the remainder of 2004, the Company expects to have available cash and investments of between approximately $46 million and $50 million at December 31, 2004, after providing for current liabilities. There can be no assurance that such a range will be achieved, as actual expenditures may differ significantly from projected expenditures.

Approximately 10.6 million common equivalent shares were issued and outstanding on September 30, 2004, including 1.7 million shares underlying outstanding convertible preferred stock. Assuming the net exercise of in-the-money warrants and options at the closing price of the Company's stock as quoted on the Nasdaq National Market as of

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September 30, 2004, approximately 11.2 million common equivalent shares would be outstanding on September 30, 2004.

The foregoing statements regarding anticipated cash and investments at year-end are forward-looking. Actual results could differ materially, depending on a variety of factors, including the following: actual expenses incurred in terminating the clinical trials; fluctuations in headcount; costs associated with pursuing various strategic alternatives, and pending litigation. Moreover, the enumeration of potential strategic alternatives in this release does not mean that the Company will be able to achieve any of them successfully.



                                     -More-


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                       IntraBiotics Pharmaceuticals, Inc.
                            Statements of Operations
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                                               THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,                   SEPTEMBER 30,
                                                                          ---------------------------       ------------------------

                                                                             2004           2003              2004          2003
                                                                          ------------   ------------      -------------  ----------


 Operating expenses:
    Research and development..................................              $  2,146       $  3,641          $ 11,019      $  5,261
    General and administrative................................                 1,070          1,125             3,759         3,833
    Restructuring charge......................................                   791              -               791             -
                                                                          ------------   ------------      -------------  ----------
       Total operating expenses...............................                 4,007          4,766            15,569         9,094
                                                                          ------------   ------------      ----------    ----------

       Operating loss.........................................                (4,007)        (4,766)          (15,569)       (9,094)

    Interest income...........................................                   221             28               408            99
    Other expense.............................................                  (175)             -              (175)            -
                                                                          ------------   ------------      -----------  ------------
 Net loss.....................................................                (3,961)        (4,738)          (15,336)       (8,995)

    Non-cash deemed dividend related to beneficial conversion
       feature of Series A preferred stock....................                     -              -                 -        (1,418)
    Dividends on Series A preferred stock.....................                   (65)           (70)             (195)         (117)
                                                                          ------------   ------------      -----------  ------------
 Net loss applicable to common stockholders...................              $ (4,026)      $ (4,808)         $(15,531)     $(10,530)
                                                                          ============   ============      ===========  ============

 Basic and diluted net loss per share applicable to common
    stockholders..............................................              $  (0.46)      $  (1.46)         $  (2.18)     $  (3.22)
                                                                          ============   ============      ===========  ============

 Shares used to compute basic and diluted net loss per share
   applicable to common stockholders..........................                 8,844          3,283             7,121         3,274
                                                                          ============   ============      ==========   ============






                       IntraBiotics Pharmaceuticals, Inc.
                          Condensed Balance Sheet Data
                                 (In thousands)
                                   (Unaudited)


                                                                                         SEPTEMBER 30,                 DECEMBER 31,
                                                                                               2004                         2003
                                                                                         ------------                  ------------


Cash, cash equivalents, short term investments and restricted cash..........                $ 53,332                      $ 26,644

Total assets................................................................                  53,810                        27,326

Total stockholders' equity..................................................                $ 51,830                      $ 25,628




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